EXHIBIT 10.3

September 17, 2007

MFIC Corporation
30 Ossipee Road
Newton, MA 02464
Attn:  Jack Swig, Secretary

AFFIRMATION AND RELEASE AGREEMENT

Gentlemen:

I hereby affirm that provisions of my existing agreements with the Company relating to confidentiality, non-disclosure, inventions assignment and other matters, and that such agreements will survive my resignation.

I hereby acknowledge that MFIC Corporation (the “Company”) has informed me of my right to consult, and that I have consulted with, an attorney with respect to the Resignation Agreement dated even herewith (the “Resignation Agreement”), and that I have knowingly and intentionally waived my right to take the additional time prescribed by law to decide whether or not to sign the Agreement.  I recognize that I will have seven days after executing this agreement to revoke my execution of this agreement (the “Revocation Period”), which can be accomplished by delivering a written notice of revocation to the Company before the expiration of the Revocation Period.  This agreement shall not be effective (and the Company shall have no obligations hereunder) until the expiration of the Revocation Period.

I, for myself, my heirs, successors, assigns, and affiliates, hereby knowingly and voluntarily remise, release and forever discharge the Company, together with all of its current and former officers, directors, agents, representatives and employees, and each of its predecessors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which I ever had, now have, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time I sign this agreement (the “General Release”).  This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that I may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, or Mass. Gen. Laws ch. 151B, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law creating employment-related causes of action, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between any of the Releasees and me, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of my employment and other tenures with the Company, or the termination of my employment with the Company, and all Claims for alleged tortious conduct.  I also hereby waive any Claim for reinstatement, severance pay, variable compensation or bonus payments (other than the amounts specified in the Resignation Agreement between me and the Company dated even herewith (the “Resignation Agreement”)), commissions, attorney’s fees, or costs.  By signing this Agreement, I agree and represent that I will not be entitled to any personal recovery in any action or proceeding that may be commenced on my behalf arising out of any of the matters that are the subject of this paragraph; provided, however, that nothing in this paragraph shall prevent me from seeking to enforce my rights under this agreement or the Resignation Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

MFIC CORPORATION,
a Delaware corporation

By:	/s/ James N. Little	/s/ Irwin J. Gruverman
Name:	James N. Little	Irwin J. Gruverman
Title:	Acting Chairman of the Board